Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 3, 2022 (the “Effective Date”), by and between Volcon, Inc., a Delaware corporation (the “Company”) having its principal place of business at 2590 Oakmont Drive, Suite 520, Round Rock, TX 78665, and Stephanie Davis (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve as the Company’s Chief Operating Officer (“COO”) and the Company would like to retain Executive as its COO, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.            Title and Job Duties.

(a)            Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company agrees to employ Executive as COO. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”).

(b)            Executive accepts such employment and agrees, during the term of their employment, to devote their full business and professional time and energy to the Company, and agrees faithfully to perform their duties and responsibilities in an efficient, trustworthy and businesslike manner. Executive shall have all duties and responsibilities commensurate with their title. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned, consistent with their title. Executive agrees to carry out and abide by such directions of the Board.

(c)            Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on their own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during their employment hereunder. For a period of five (5) weeks from the date of hire as outlined above, you shall be allowed to transition from your current employer which may include the completion of projects in process or other consultative work. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2.            Salary and Additional Compensation.

(a)            Base Salary. During the Term, the Company shall pay to Executive an annual base salary (“Base Salary”), which shall initially be $225,000. The Board of Directors of the Company (the “Board”) shall review the Executive’s Base Salary no less than annually (at the end of the Company’s compensation year) and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)            Annual Bonus. For each compensation year during the Term, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), within ninety (90) days of the completion of such year, payable on the date that bonuses are paid to senior officers of the Company. The final determination of the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of, the Compensation Committee of the Board (or the Board, if such committee has been dissolved), based on goals and objectives previously approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved). The target Annual Bonus is up to fifty (50) percent of the Base Salary and will adjust with any future adjustments to the Base Salary, unless changed by the Company in writing,

1

(c)            Option Grant. On the Effective Date, Executive will be granted a stock option to purchase 150,000 shares of Company common stock at an exercise price equal to the closing price of the Company’s stock on the NASDAQ on the first day of employment (the “Option Grant”). The Option Grant shall have a term of ten years and shall vest in three (3) equal installments on each of the succeeding three anniversary dates of the date of grant; provided Executive remains continuously employed by Company on and does not resign prior to each such vesting date. The Option Grant shall in all respects be subject to the terms and conditions of the Company’s 2021 Equity Plan (the “Plan”). In the event of a Change in Control (as defined in the Plan) prior to the final vesting of the Option Grant, all of the unvested options shall immediately vest; provided, however, in the event the acquiring party desires to replace the unvested Option Grant with a substitute of equal or greater value (the “Substitute Grant”), such proposed substitution shall be submitted to the Compensation Committee of the Board (or the Board, if such committee has been dissolved prior to the Change in Control), and the Compensation Committee of the Board (or the Board if such committee has been dissolved) shall decide whether to allow the unvested Option Grant to vest or whether to cancel the unvested Option Grant and replace them with the Substitute Grant proposed by the acquiring party. In the event of a termination without Cause, then the unvested options for the current anniversary year shall vest, and you shall have no less than 6 months to exercise any such options.

3.            Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of their duties under this Agreement, upon their presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by Executive.

4.            Benefits.

(a)            Vacation. Executive shall be entitled to reasonable vacation time and to utilize such vacation as the Executive shall determine; provided however, that Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

(b)           Health Insurance. Executive shall be eligible for medical benefits through the Company’s provider with the Company agreeing to cover up to eighty (80) percent of the Executive’s and up to fifty (50) percent of spouse and dependent premiums.

(c)            Relocation and Living Stipend. Executive will receive a monthly stipend for living expenses in the amount of $1,500 for the first six (6) months of employment for housing in the Austin area prior to the Executive’s relocation. The Executive will relocate to the Austin area, and the Executive will receive a relocation allowance of $33,864 upon completion of the relocation. The relocation allowance is repayable to the Company by the Executive if the Executive voluntarily terminates their employment with the Company less than twelve months from the Effective Date.

5.            Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein.

6.             Termination.

(a)            Termination at the Company’s Election.

(i)            For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or Embezzlement; (B) in carrying out their duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company;·(D) willfully engages in any inappropriate or improper conduct in the course of their duties that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have twenty (20) days to cure such breach.

2

(ii)            Upon Disability or Without Cause; Death. At the election of the Company Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of their job with or without reasonable accommodation (“Disability’); or (B) with thirty (30) days prior written notice, at any time without Cause. Executive’s employment with the Company will end upon Executive’s death.

(b)            Termination at Executive’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate their employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation the Company may terminate Executive’s employment immediately.

(c)            Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (iii) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

7.            Severance.

(a)            A “Covered Period” is defined as the period commencing 30 days prior to a Change in Control and ending twelve (12) months following a Change in Control.

(b)            Subject to Section 7(c) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than due to death or Disability), Executive shall be entitled to receive a severance payment equal to (i) six months of the Executive’s Base Salary at the time of termination, and (ii) 100% of Executive’s target bonus for the year in which the termination occurs; Executive shall also receive a prior year’s bonus, if not yet paid, payable at no less than target. If Executive’s employment is terminated during a Covered Period, Executive shall be entitled to receive 12 months of severance, and an acceleration of the vesting of the option grant described in the prior paragraph. Such severance payment shall be made in a single lump sum sixty (60) days following such termination provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within 21 days of termination.

(c)            Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

8.            Confidentiality Agreement.

(a)            Executive understands that during their employment they will have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during their employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of their duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not their employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that they first notify promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy. Nothing herein shall prohibit Employee from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation.

3

(b)            During Executive’s employment, upon the Company’s request, or upon the termination of their employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control. Executive shall be permitted to retain any documents evidencing their compensation, equity holdings, or terms of employment without violation of this provision.

(c)            Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by them alone or with others at any time during their employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during their employment, and Executive hereby assigns and agrees to assign to the Company all rights they have or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of their employment with respect to Creations and derivatives of such Creations conceived or made during their employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on their own time without using any of the Company’s equipment, supplies, facilities, and/ or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from their work at the Company.

(d)            Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to their duties hereunder as having been made or acquired by Executive prior to their work for the Company.

(e)            Executive agrees to cooperate fully with the Company, both during and after their employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as their agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as their agent and attorney-in-fact to execute any such papers on their behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.            Representation and Warranty. The Executive hereby acknowledges and represents that they have had the opportunity to consult with legal counsel regarding their rights and obligations under this Agreement and that they fully understand the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10.            Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 8 of this Agreement.

4

11.            Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Stephanie Davis

522 Hancock Ave, Suite 423

Corpus Christi, TX 78404

If to the Company, to:

Volcon, Inc.

2590 Oakmont Drive, Suite 520
Round Rock, TX 78665

Attention: Chairman of the Board

12.            Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.            Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal state or local law.

14.            Indemnification. The Company agrees that Executive will be covered by any “directors and officers” insurance policies then in effect with respect to Executive’s acts as an officer and/or director of the Company.

15.            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Travis County, Texas.

16.            Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist up on strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

17.            Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate their rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and their personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

18.            Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

Volcon, Inc.

By: /s/ Jordan Davis

Name: Jordan Davis

Title: Chief Executive Officer

Agreed to and Accepted:

By: /s/ Stephanie Davis

Name: Stephanie Davis

Date: 12/29/2021

6